EXHIBIT 10.1

COOPERATION AGREEMENT

This Cooperation Agreement (this “Agreement”), effective as of January 9, 2023 (the “Effective Date”), is entered into by and among The First of Long Island Corporation, a New York corporation (the “Corporation”), and Driver Opportunity Partners I LP, a Delaware limited partnership, Driver Management Company LLC and J. Abbott R. Cooper (each, a “Driver Party” and collectively, the “Driver Parties”). The Corporation and the Driver Parties are collectively referred to as the “Parties,” and each of the Corporation and the collective Driver Parties, a “Party.” Unless otherwise defined, capitalized terms shall have the meanings given to them in Section 16 herein.

WHEREAS, as of the Effective Date, the Driver Parties directly or indirectly beneficially own an aggregate of 135,168 shares of common stock, par value $0.10 per share, of the Corporation (the “Common Stock”); and

WHEREAS, on December 12, 2022, Driver Opportunity Partners I LP submitted to the Corporation a notice (the “Stockholder Nomination”) regarding its intent to nominate each of J. Abbott R. Cooper and Mina T. Nguyen to the Corporation’s Board of Directors (the “Board”) at the Corporation’s 2023 Annual Meeting of Stockholders or any adjournments or postponements thereto (the “2023 Annual Meeting”).

NOW, THEREFORE, in consideration of the promises, representations and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.            Board Composition.

(a)           Board Matters.

(i)             The Board shall nominate J. Abbot Cooper (the “New Director”) for election as a Class I director at the 2023 Annual Meeting, and the Board shall recommend approval of the slate of nominees for Class I directors that shall include the New Director.  The Corporation represents that it has not received any notices of nomination with respect to the election of directors at the 2023 Annual Meeting other than from the Driver Parties and agrees that it will not take any action that would change the voting standard for the 2023 Annual Meeting from a plurality to majority.

(ii)            Prior to the nomination of the New Director, the Board shall determine whether such New Director is an “Independent Director,” as defined in The Nasdaq Stock Market LLC Listing Rule 5605 (or applicable requirement of such other national securities exchange designated as the primary market on which the Common Stock is listed for trading). In connection with the foregoing, the New Director will (A) provide to the Corporation any information required to be, or that is customarily disclosed by directors or director candidates, in proxy statements or other filings under applicable law or stock exchange regulations, information in connection with assessing eligibility, independence, and other criteria applicable to directors or related to satisfying compliance and legal obligations, and reasonable and customary director onboarding documentation (substantially in the form completed by the Corporation’s incumbent non-management directors); (B) be interviewed by the Governance and Nominating Committee of the Board (the “Nominating Committee”) and be reasonably acceptable to the Nominating Committee and the Board (acting in good faith in accordance with their customary and generally applicable procedures for evaluating director candidates); and (C) consent to appropriate background checks comparable to those undergone by other non-management directors of the Corporation.

(b)           Board Support. At the Corporation’s 2023 Annual Meeting and 2025 Annual Meeting of Stockholders, the Corporation agrees to recommend, support and solicit proxies for the election of the New Director in the same manner as the Corporation recommends, supports and solicits proxies for the election of the Corporation’s other director nominees. The Corporation agrees that the New Director, upon his election to the Board shall receive (i) the same benefits of director and officer insurance as all other non-management directors on the Board, (ii) the same compensation for his service as a director as the compensation received by other non-management directors on the Board, and (iii) such other benefits on the same basis as all other non-management directors on the Board.

(c)           Board Size. During the period commencing with the Effective Date through the Termination Date (as defined below) (the “Standstill Period”), the Board and all applicable committees of the Board shall not increase the size of the Board to greater than thirteen (13) directors without the prior written consent of the Driver Parties.

(d)           Board Policies and Procedures. Each Party acknowledges that the New Director, upon his election to the Board, shall be governed by all of the same policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, including, but not limited to, the Corporation Policies (as defined below) and will be required to adhere to the Corporation’s policies on confidentiality imposed on all members of the Board.

(e)          Committee Matters.

(i)             New Director Committee Appointment. Immediately following the New Director’s election to the Board, the Board and applicable committee thereof shall take the necessary steps to appoint the New Director to the Governance and Nominating Committee.

2.            Withdrawal of Proxy Contest and Related Matters. Promptly after the Effective Date, the Driver Parties hereby irrevocably agree to have taken all necessary actions to immediately:

(a)            withdraw the Stockholder Nomination (with this Agreement deemed to evidence such withdrawal) and any and all related materials and notices submitted to the Corporation in connection therewith or related thereto, and to not take any further action in connection with the solicitation of proxies in connection with the Stockholder Nomination (other than in connection with such withdrawal or Section 9 hereof); and

(b)            cease any and all solicitation and other activities in connection with the 2023 Annual Meeting (it being understood and agreed that the Driver Parties are required to vote their shares of Common Stock beneficially owned as of the record date with respect to the 2023 Annual Meeting, subject to the provisions of this Agreement).

3.            Mutual Non-Disparagement.

(a)            Each Driver Party agrees that, during the Standstill Period, neither it nor any of its Representatives (as defined below) shall, and it shall cause each of its Representatives to not, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize, or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication, or other statement of any kind (including, but not limited to, through the use of any social or professional networking websites and/or blogs), whether verbal, in writing, electronically transferred, or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, or constitute an ad hominem attack on, or otherwise disparage, defame, damage, criticize, condemn, or impugn the reputation or good name of the Corporation or any of its current or former Representatives, or any of their respective businesses, products, services, actions, writings, policies, practices, procedures, or advertisements.

(b)           The Corporation hereby agrees that, during the Standstill Period, neither it nor any of its Representatives shall, and it shall cause each of its Representatives to not, directly or indirectly, in any capacity or manner, make, express, transmit, speak, write, verbalize, or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication, or other statement of any kind (including, but not limited to, through the use of any social or professional networking websites and/or blogs), whether verbal, in writing, electronically transferred, or otherwise, that might reasonably be construed to be derogatory or critical of, or negative toward, or constitute an ad hominem attack on, or otherwise disparage, defame, damage, criticize, condemn, or impugn the reputation or good name of any Driver Party or any of their respective current or former Representatives, or any of their respective businesses, products, services, actions, writings, policies, practices, procedures, or advertisements.

(c)            Notwithstanding the foregoing, nothing in this Section 3 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws (including, but not limited to, to comply with any subpoena or other legal process from any Governmental Authority with competent jurisdiction over the relevant Party hereto) or stock exchange regulations; provided, however, that, unless prohibited under applicable law, such Party must provide written notice to the other Parties at least four (4) business days prior to making any such statement or disclosure required under the federal securities laws or other applicable laws or stock exchange regulations that would otherwise be prohibited by the provisions of this Section 3, and reasonably consider any comments of such other Party.

(d)            The limitations set forth in Sections 3(a) and 3(b) shall not prevent any Party from responding to any public statement made by the other Party of the nature described in Sections 3(a) and 3(b), if such statement by the other Party was made in breach of this Agreement, and any such response shall not be deemed to be a breach of this Agreement by the responding Party.

(e)            For the avoidance of doubt, the limitations set forth in Sections 3(a) and 3(b) apply to all communications, including, but not limited to, any filings that must be made by either Party in connection with Section 9 of this Agreement.

4.            No Litigation.

(a)            The Driver Parties covenant and agree that, during the Standstill Period, they shall not, and shall not permit any of their Representatives to, alone or in concert with others, initiate or pursue, or knowingly encourage or assist any other Person to threaten, initiate or pursue, any lawsuit, claim, or proceeding (including, but not limited to, commencing, encouraging, or supporting any derivative action in the name of the Corporation or any class action against the Corporation or any of its officers or directors, in each case with the intent of circumventing any terms of this Agreement) before any Governmental Authority (collectively, “Legal Proceedings”) against the Corporation or any of its Representatives, except for any Legal Proceeding initiated solely to remedy or seek a declaratory judgement that there has been a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Driver Parties or any of their Representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands, or similar processes (a “Legal Requirement”) in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Driver Parties or any of their Representatives; provided, further, that in the event that the Driver Parties or any of their Representatives receives such Legal Requirement, the Driver Parties shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Corporation. In any such Legal Proceeding permitted under this Section 4(a) by the Driver Parties against the Corporation or any of its Representatives, the prevailing party shall be entitled to an award of all reasonable costs and attorney’s fees.

(b)           The Corporation covenants and agrees that, during the Standstill Period, it shall not, and shall not permit any of its Representatives to, alone or in concert with others, initiate or pursue, or knowingly encourage or assist any other Person to threaten, initiate or pursue, any Legal Proceedings on claims arising out of any facts known to the Corporation as of the Effective Date against any of the Driver Parties or any of their respective Representatives, except for any Legal Proceeding initiated solely to remedy or seek a declaratory judgement that there has been a breach of or to enforce this Agreement; provided, however, that the foregoing shall not prevent the Corporation or any of its Representatives from responding to a Legal Requirement in connection with any Legal Proceeding if such Legal Proceeding has not been initiated by, or on behalf of, the Corporation or any of its Representatives; provided, further, that in the event the Corporation or any of its Representatives receives such Legal Requirement, the Corporation shall, unless prohibited by applicable law, give prompt written notice of such Legal Requirement to the Driver Parties, as applicable. In any such Legal Proceeding permitted under this Section 4(b) by the Corporation against the Driver Parties or any of their Representatives, the prevailing party shall be entitled to an award of all reasonable costs and attorney’s fees

5.           Voting of Driver Parties’ Common Stock. At each annual or special meeting of the Corporation’s stockholders (including, but not limited to, any adjournment, postponement, rescheduling or continuation thereof) held during the Standstill Period, each of the Driver Parties agrees to, and agrees to cause each of its Affiliates or Associates to: (a) appear in person or by proxy at such meeting or otherwise cause all shares of Common Stock beneficially owned by the Driver Parties and their Affiliates and Associates to be counted as present for purposes of establishing a quorum and (b) vote, or cause to be voted, all Common Shares beneficially owned by Driver Parties and their Affiliates and Associates in accordance with the Board’s recommendations with respect to (i) each election or removal of directors, (ii) the ratification of the appointment of the Corporation’s independent registered public accounting firm, (iii) the Corporation’s “say-on-pay” proposal(s) and (iv) any other proposal to be submitted to the Corporation’s stockholders by either the Corporation or any stockholders of the Corporation; provided, however, that the Driver Parties shall be permitted to vote in their sole discretion with respect to any proposal for, or offer of, tender offer, exchange offer, merger, consolidation, acquisition, sale of all or substantially all assets or sale, spinoff, splitoff or other similar separation of one or more business units, business combination, recapitalization, restructuring, liquidation, dissolution or similar extraordinary transaction involving the Corporation; provided, further, that in the event that Institutional Shareholder Services or Glass Lewis & Co. (including any successor thereto) issues a voting recommendation that differs from the voting recommendation of the Board with respect to any Corporation-sponsored proposal (other than the election of directors) submitted to stockholders at a stockholder meeting, the Driver Parties shall be permitted to vote in accordance with any such recommendation.

6.           Standstill

(a)          During the Standstill Period, each Driver Party shall not, and shall cause their respective Representatives to not, directly or indirectly:

(i)            make any announcement or proposal with respect to, or offer, seek, propose, or indicate an interest in, (A) any form of business combination or acquisition or other transaction relating to some or all of the Common Stock, or some or all of the material assets of the Corporation or any of its subsidiaries, (B) any form of restructuring, recapitalization, or similar transaction with respect to the Corporation or any of its subsidiaries or (C) any form of tender or exchange offer for shares of Voting Securities, whether or not such transaction involves a Change of Control (as defined below) of the Corporation;

 (ii)           engage in, or assist in the engagement in, any solicitation of proxies or written consents to vote any Voting Securities, or conduct, or assist in the conducting of, any type of binding or nonbinding referendum with respect to any Voting Securities, or assist or participate in any other way, directly or indirectly, in any solicitation of proxies (or written consents) with respect to, or from the holders of, any Voting Securities, or otherwise become a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A, respectively, under the Exchange Act, to vote any securities of the Corporation (including, but not limited to, initiating, encouraging or participating in any “withhold” or similar campaign);

(iii)           purchase or otherwise acquire, or offer, seek, propose or agree to acquire, ownership (including beneficial ownership) of any securities of the Corporation such that the Driver Parties collectively own in excess of 5% of the then-outstanding shares of Common Stock, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of shares of Common Stock, or any assets or liabilities of the Corporation;

 (iv)          advise, encourage, or intentionally influence any Person with respect to the disposition of any securities of the Corporation;

  (v)          take any action in furtherance of or make any proposal or request that such Driver Party knows, or should reasonably expect to know, constitutes or would result in: (A) advising, controlling, changing, or influencing any director or employee of the Corporation, including, but not limited to, any plans or proposals to change the number or terms of the Corporation directors or to fill any vacancies on the Board, except as set forth in this Agreement,

(B) any material change in the capitalization, stock repurchase programs, or practices or dividend policy of the Corporation, (C) any other material change in the Corporation’s management, business, or corporate structure, (D) seeking to have the Corporation waive or make amendments or modifications to the Bylaws or the Articles of Incorporation (each as defined below), or other actions that may impede or facilitate the acquisition of control of the Corporation by any Person, (E) causing a class of securities of the Corporation to be delisted from, or to cease to be authorized to be quoted on, any securities exchange, or (F) causing a class of securities of the Corporation to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act and the rules promulgated thereunder;

(vi)          communicate with stockholders of the Corporation or others pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, provided such communication is not otherwise prohibited or part of activity prohibited by Paragraph 6(a);

(vii)          act, including, but not limited to, making public announcements or speaking to reporters or members of the media (whether “on the record” or on “background” or “off the record”), to seek to influence the Corporation’s stockholders, management, or the Board with respect to the Corporation’s policies, operations, balance sheet, capital allocation, marketing approach, business configuration, Extraordinary Transactions, or strategy or to obtain representation on the Board or seek the removal of any director in any manner, except as expressly permitted by this Agreement;

(viii)        call or attempt to call, or request the call of, alone or in concert with others, any meeting of stockholders, whether or not such a meeting is permitted by the Bylaws, including, but not limited to, a “town hall meeting”;

  (ix)         attempt to, or knowingly encourage or advise any Person, to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Corporation or seek, encourage or take any other action with respect to the election or removal of any directors;

   (x)         form, join, maintain or in any other way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Voting Security;

  (xi)         demand a copy of the Corporation’s list of stockholders or its other books and records or make any request pursuant to Rule 14a-7 under the Exchange Act or under any statutory or regulatory provisions of the state of New York providing for stockholder access to books and records (including, but not limited to, lists of stockholders) of the Corporation;

 (xii)        make any request or submit any proposal to amend or waive the terms of this Section 6 other than through non-public communications with the Corporation that would not be reasonably likely to trigger public disclosure obligations for any Party;

(xii)        disclose in a manner that could reasonably be expected to become public any intent, purpose, plan or proposal with respect to any director or the Corporation’s management, policies, strategy, operations, financial results or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement; or

 (xiv)         enter into any discussions, negotiations, agreements, or understandings with any Person with respect to any action the Driver Parties are prohibited from taking pursuant to this Section 6, or advise, assist, knowingly encourage, or seek to persuade any Person to take any action or make any statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing.

Notwithstanding anything to the contrary contained in this Section 6, the Driver Parties shall not be prohibited or restricted, during the time that any of the Driver Parties continues to be a stockholder of the Corporation, from: (A) communicating privately with the Board or any officer or director of the Corporation, regarding any matter, so long as such communications are not intended to, and would not reasonably be expected to, require any public disclosure of such communications by any of the Driver Parties or their respective Affiliates, the Corporation or its Affiliates or any Third Party (as defined below), subject in any case to any confidentiality obligations to the Corporation of any such director or officer and applicable law, rules or regulations; (B) taking any action necessary to comply with any law, rule, or regulation or any action required by any Governmental Authority that has, or may have, jurisdiction over any Driver Party, provided that a breach by such Parties of this Agreement is not the cause of the applicable requirement; or (C) privately communicating to any of their investors factual information regarding the Corporation, provided such communications are subject to reasonable confidentiality obligations and are not otherwise reasonably expected to be publicly disclosed.

(b)      During the Standstill Period, each Driver Party shall refrain from taking any actions which could reasonably be expected to have the effect of encouraging, assisting, or influencing other stockholders of the Corporation or any other Persons to engage in actions which, if taken by such Party, would violate this Agreement.

(c)       During the Standstill Period, each of the Driver Parties agrees not to, and to cause their respective Representatives to not, comment publicly about any director of the Corporation or the Corporation’s management, policies, strategy, operations, financial results, or affairs or any transactions involving the Corporation or any of its subsidiaries, except as expressly permitted by this Agreement.

7.            Representations and Warranties of the Corporation. The Corporation represents and warrants to the Driver Parties that (a) the Corporation was duly formed and is validly existing and in good standing under the laws of the state of New York, and the Corporation has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Corporation, constitutes a valid and binding obligation and agreement of the Corporation, and is enforceable against the Corporation in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, and (c) the execution, delivery and performance of this Agreement by the Corporation does not and will not result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Corporation is a party or by which it is bound.

8.          Representations and Warranties of the Driver Parties. Each Driver Party jointly and severally represents and warrants to the Corporation and its Representatives that (a) if such Driver Party is an entity, it was duly formed and is validly existing and in good standing under the laws of the jurisdiction of its formation, this Agreement has been duly and validly authorized, executed and delivered by such Driver Party, and constitutes a valid and binding obligation and agreement of such Driver Party, enforceable against such Driver Party in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights and remedies of creditors and subject to general equity principles, (b) the signatory for each Driver Party has the power and authority to execute this Agreement and any other documents or agreements entered into in connection with this Agreement on behalf of itself and the applicable Driver Party associated with that signatory’s name, and to bind such Driver Party to the terms hereof and thereof, and (c) the execution, delivery and performance of this Agreement by the Driver Party does not and will not result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.

9.          SEC Filings.

(a)            Promptly following the Effective Date, the Corporation will issue a press release (the “Press Release”) substantially in the form attached hereto as Exhibit B. Following the Effective Date, the Corporation shall file with the SEC a Current Report on Form 8-K to report its entry into this Agreement and appending this Agreement as an exhibit thereto (the “Form 8-K”). The disclosures contained in the Form 8-K relating to this Agreement shall be consistent with the terms of this Agreement. The Corporation shall provide the Driver Parties with a reasonable opportunity to review and comment on the Form 8-K prior to its filing with the SEC and consider in good faith any comments of the Driver Parties.

(b)            Except as otherwise provided in this Agreement, the Driver Parties shall not make any public statements related to this Agreement or take any action that would require public disclosure thereof.

10.          Term; Termination. The term of this Agreement shall commence on the Effective Date and shall continue until terminated by either Party giving at least five (5) business days’ written notice to the other Party (the effective date of termination, the “Termination Date”), except that neither Party shall be permitted to terminate this Agreement until the date that is thirty (30) days prior to the opening of the window for submission of stockholder nominations for the Corporation’s 2027 Annual Meeting of Stockholders pursuant to the Bylaws; provided, however, that (a) the Driver Parties may earlier terminate this Agreement if (i) the New Director is not elected to the Board at the 2023 Annual Meeting, or (ii) the Corporation commits a material breach of its obligations under this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by the Corporation from the Driver Parties specifying the material breach, or, if impossible to cure within fifteen (15) days, that the Corporation has not taken any substantive action to cure within such fifteen (15) day period; and (b) the Corporation may earlier terminate this Agreement if any of the Driver Parties commits a material breach of this Agreement that (if capable of being cured) is not cured within fifteen (15) days after receipt by such Driver Party from the Corporation specifying the material breach, or, if impossible to cure within fifteen (15) days, that such Party has not taken any substantive action to cure within such fifteen (15) day period. Termination of this Agreement shall not relieve any Party from its responsibilities in respect of any breach of this Agreement occurring prior to such termination.  Upon a termination of this Agreement by Driver, the service of the New Director as a director of the Corporation and any affiliate shall terminate, and this Agreement shall serve a notice of resignation of service of the New Director as a director of the Corporation and any affiliate thereof effective as of the Termination Date.

11.          Expenses. Each Party shall be responsible for its own fees and expenses in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby; provided, that the Corporation shall pay to the Driver Parties an amount not to exceed in the aggregate $100,000 (the “Payment”), as reimbursement for documented out-of-pocket fees and expenses incurred by the Driver Parties in connection with its engagement with the Company. The Corporation shall remit to the Driver Parties the Payment within two (2) business days following the Corporation’s receipt of the Driver Parties’ documentation with respect to the expenses incurred.

12.          No Other Discussions or Arrangements. The Driver Parties represent and warrant that, as of the Effective Date, except as disclosed to the Corporation in writing prior to the Effective Date, (a) none of the Driver Parties owns, of record or beneficially, any Voting Securities or any securities convertible into, or exchangeable or exercisable for, any Voting Securities and (b) none of the Driver Parties have entered into, directly or indirectly, any agreements or understandings with any Person (other than their own respective Representatives) with respect to any potential transaction involving the Corporation or the voting or disposition of any securities of the Corporation.

13.           Governing Law; Jurisdiction. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to any conflict of laws provisions thereof. Each Party agrees that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated by this Agreement will be brought solely and exclusively in any state or federal court in the State of New York (and the parties agree not to commence any action, suit or proceeding relating to this Agreement or the transactions contemplated by this Agreement except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 17 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated by this Agreement, in any state or federal court in the State of New York, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

14.           Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.           Specific Performance. Each of the Parties acknowledges and agrees that irreparable harm to the other Parties may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including, but not limited to, the payment of money damages). It is accordingly agreed that each of the Parties (the “Moving Party”) shall be entitled to seek specific enforcement of, and injunctive or other equitable relief as a remedy for any such breach or to prevent any violation or threatened violation of, the terms hereof, and the other Parties will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity. The Parties further agree to waive any requirement for the security or posting of any bond in connection with any such relief. The prevailing Party that obtains a final, non-appealable order shall be entitled to recover its fees and expenses incurred with respect to any Action from the non-prevailing Party. The remedies available pursuant to this Section 15 shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity.

16.          Certain Definitions. As used in this Agreement:

(a) “Affiliate” shall mean any “Affiliate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, Persons who become Affiliates subsequent to the Effective Date;

(b) “Articles of Incorporation” shall mean the Amended Certificate of Incorporation of the Corporation, as amended and as may be further amended from time to time;

(c) “Associate” shall mean any “Associate” as defined in Rule 12b-2 promulgated by the SEC under the Exchange Act, including, for the avoidance of doubt, Persons who become Associates subsequent to the Effective Date;

(d) “beneficial owner”, “beneficial ownership” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act;

(e) “business day” shall mean any day other than a Saturday, Sunday or day on which the commercial banks in the state of New York are authorized or obligated to be closed by applicable law;

(f) “Bylaws” shall mean the Corporation’s Bylaws, as may be amended from time to time;

(g) a “Change of Control” transaction shall be deemed to have taken place if (i) any Person is or becomes a beneficial owner, directly or indirectly, of securities of the Corporation representing more than fifty percent (50%) of the equity interests and voting power of the Corporation’s then-outstanding equity securities or (ii) the Corporation enters into a merger transaction whereby immediately after the consummation of the transaction the Corporation’s stockholders retain less than fifty percent (50%) of the equity interests and voting power of the surviving entity’s then-outstanding equity securities;

(h) “Corporation Policies” mean the policies, processes, procedures, codes, rules, standards and guidelines applicable to members of the Board, and any other policies on stock ownership, public disclosures and confidentiality.

(i) “Extraordinary Transaction” shall mean any equity tender offer, equity exchange offer, merger, acquisition, business combination, or other transaction with a Third Party that, in each case, would result in a Change of Control of the Corporation, liquidation, dissolution or other extraordinary transaction involving a majority of its equity securities or a majority of its assets, and, for the avoidance of doubt, including any such transaction with a Third Party that is submitted for a vote of the Corporation’s stockholders;

(j) “Governmental Authority” shall mean any federal, state, local, municipal, or foreign government and any political subdivision thereof, any authority, bureau, commission, department, board, official, or other instrumentality of such government or political subdivision, any self-regulatory organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), including, but not limited to, the SEC, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, and the respective staffs thereof, and any court of competent jurisdiction.

(k) “other Parties” shall mean, with respect to the Corporation, any of the Driver Parties; and with respect to any of the Driver Parties, the Corporation;

(l) “Person” or “Persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, any other entity of any kind, structure or nature, and any Governmental Authority.

(m) “Representative” shall mean a Person’s Affiliates and Associates and its and their respective directors, officers, employees, personnel, partners, members, managers, consultants, auditors, legal or other advisors, agents and other representatives (in each case in their capacities as such);

(n) a “Third Party” shall mean any Person who is not (i) a Party, (ii) a member of the Board, (iii) an officer of the Corporation, or (iv) an Affiliate of any Party; and

(o) “Voting Securities” means the Common Stock and any other securities of the Corporation entitled to vote in the election of directors.

17.           Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours, and on the next business day if sent after normal business hours; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses set forth in this Section 17 (or to such other address that may be designated by a Party from time to time in accordance with this Section 17).

If to the Corporation, to its address at:

The First of Long Island Corporation
275 Broadhollow Road
Melville, New York 11747
Attention: Christopher Becker, President and Chief Executive Officer
Email:       chris.becker@fnbli.com

With copies (which shall not constitute notice) to:

Luse Gorman, PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC  20015
Attention:    John J. Gorman
Email:       jgorman@luselaw.com

If to a Driver Party, to the address at:

J. Abbott R. Cooper
Driver Management Company LLC
1903 San Pedro Avenue, Suite 120
San Antonio, TX 78212
Attention:      J. Abbott R. Cooper
Email:            ac@drivermgmtco.com

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 11019
Attention:      Sebastian Alsheimer
Email:            salsheimer@olshanlaw.com

18.           Entire Agreement. This Agreement shall constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. This Agreement may be amended, modified, or supplemented only by an agreement in writing signed by each Party.

19.           Interpretation. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as each Party has had the opportunity to have this Agreement reviewed by counsel.

20.           Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

21.           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

22.           Assignment. No Party may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties; provided, that each Party must assign any of its rights and delegate any of its obligations hereunder to any Person that acquires substantially all of that Party’s assets, whether by stock sale, merger, asset sale or otherwise. Any purported assignment or delegation in violation of this Section 22 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations under this Agreement. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns; and nothing in the Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

23.           Waivers. No waiver by any Party of any of the provisions of this Agreement shall be effective unless explicitly set forth in writing and signed by the Parties so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

THE FIRST OF LONG ISLAND CORPORATION

By:	/s/ Christopher Becker
Name:	Christopher Becker
Title:	President and Chief Executive Officer

Signature Page to
Cooperation Agreement

DRIVER PARTIES:

DRIVER OPPORTUNITY PARTNERS I LP

By:	/s/ J. Abbot R. Cooper
Name:	J. Abbott R. Cooper
Title:	Managing Member

DRIVER MANAGEMENT COMPANY LLC

By:	/s/ J. Abbot R. Cooper
Name:	J. Abbott R. Cooper
Title:	Managing Member

J. ABBOTT R. COOPER

/s/ J. Abbot R. Cooper

Signature Page to
Cooperation Agreement